Exhibit 3.1

[PROPOSED]

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

MORTGAGEIT HOLDINGS, INC.

MortgageIT Holdings, Inc., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland at c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend and restate its Articles of Incorporation as currently in effect and as hereinafter amended. The following provisions are all of the provisions of the Articles of Incorporation currently in effect and as hereinafter amended:

ARTICLE I.

INCORPORATOR

The undersigned, Doug W. Naidus, whose post office address is 33 Maiden Lane, 6th Floor, NY, New York 10038, being at least eighteen (18) years of age, acting as incorporator, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II.

CORPORATE NAME

The name of the corporation (the “Corporation”) is:

MortgageIT Holdings, Inc.

ARTICLE III.

PURPOSES

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force. Subject to, and not in limitation of, the authority of the preceding sentence, at and following the Merger Effective Time (as such term is defined in Article V hereof), the Corporation shall engage in business as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), qualifying as such under Sections 856 through 860 of the Code, unless and until the

Board of Directors shall have determined that it is no longer in the best interests of the Corporation to engage in such business.

The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Articles of Incorporation, and each shall be regarded as independent, and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to, and not in limitation of, the general powers of corporations under the general laws of the State of Maryland.

ARTICLE IV.

PRINCIPAL OFFICE IN MARYLAND AND RESIDENT AGENT

Section 1.                                          Principal Office.  The present address of the principal office of the Corporation in the State of Maryland is:

c/o The Corporation Trust Incorporated

300 East Lombard Street

Baltimore, Maryland 21202

Section 2.                                          Resident Agent.  The name and address of the resident agent of the Corporation in the State of Maryland is:

The Corporation Trust Incorporated

300 East Lombard Street

Baltimore, Maryland 21202

The resident agent is a corporation organized under the laws of, and located in, the State of Maryland.

ARTICLE V.

CAPITAL STOCK

Section 1.                                          Authorized Shares of Capital Stock.

(a)                                  Authorized Shares.  The total number of shares of capital stock of all classes that the Corporation has authority to issue is one-hundred seventy-five million (175,000,000) shares, consisting of: (i) one-hundred twenty-five million (125,000,000) shares of common stock, par value one cent ($0.01) per share (the "Common Stock"); and (ii) fifty million (50,000,000) shares of preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”), which may be issued in one or more series as described in Section 5 of Article V hereof. The Common Stock and each series of the Preferred Stock shall each constitute a separate class of capital stock of the Corporation. The Common Stock and the Preferred Stock are collectively referred to herein as the “Equity Stock.”

The Board of Directors may from time to time classify and reclassify any unissued shares of Equity Stock in accordance with, or as contemplated by, Section 6 (and also, in the case of the Preferred Stock, Section 5) of Article V hereof.

(b)                                 Aggregate Par Value. The aggregate par value of all of the Corporation’s authorized Equity Stock having par value is $1,750,000.

Section 2.                                          Restrictions and Limitations on the Equity Stock of the Corporation; REIT Provisions.  Subsequent to the Merger Effective Time and until the Restriction Termination Date (as each such term is defined in Article V hereof), all shares of Equity Stock of the Corporation shall be subject to the following restrictions and limitations:

(a)                                  Definitions. For purposes of this Article V and, unless otherwise provided, the other Articles of the Articles of Incorporation, and the interpretation of the stock legend set forth herein, the following terms shall have the following meanings:

“Acquire” shall mean the acquisition of Beneficial Ownership of Equity Stock, whether by a Transfer, Non-Transfer Event or by any other means, including, without limitation, acquisition pursuant to the acquisition or exercise of Acquisition Rights or any other option, warrant, pledge or other security interest or similar right to acquire Equity Stock, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner, as defined below. “Acquisition” shall have the correlative meaning.

“Acquisition Rights” shall mean rights to Acquire Equity Stock pursuant to: (i) the exercise of any option or warrant issued by the Corporation and outstanding at the opening of business on the first business day following the Merger Effective Time (whether exercisable on that day or not); or (ii) any pledge of Equity Stock made pursuant to an agreement executed on or before the opening of business on the first business day following the Merger Effective Time.

“Beneficial Ownership” shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code and determined without regard to whether such ownership has the effect of meeting the stock ownership requirement of Section 542(a)(2) of the Code. The terms “Beneficial Owner,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean, with respect to any Share Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Share Trust, in accordance with the provisions of Section 4(a) of this Article V.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to or as contemplated by Section 2(f) of this Article V.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to or as contemplated by Section 2(f) of this Article V, as applicable to such Excepted Holder, the ownership limit with respect to the Common Stock and/or Equity Stock of the Corporation established by the Board of Directors with respect to such Excepted Holder, pursuant to or as contemplated by Section 2(f) of this Article V. The Excepted Holder Limit, unless and insofar as may otherwise be provided upon the establishment thereof, shall apply to an Excepted Holder in lieu of the Ownership Limit, and the Excepted Holder Limit may be made applicable to either or both of the Common Stock and the Equity Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of the Corporation’s stock, the Closing Price for such shares on such date. The “Closing Price” on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or the Nasdaq National Market or, if such shares are not listed or admitted to trading on the New York Stock Exchange or the Nasdaq National Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Corporation’s Board of Directors.

“Merger Effective Time” means the date and time at which the Merger Transaction becomes effective pursuant to a Certificate of Merger filed and accepted for record by the Department of State of the State of New York.

“Merger Transaction” means the merger of MortgageIT, Inc., a New York corporation (“MortgageIT”), with and into MIT Acquisition Corp., a New York corporation and wholly owned subsidiary of the Corporation, with MortgageIT, Inc. the surviving corporation.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own Common Stock or Equity Stock in excess of the Ownership Limit (or would cause the Corporation to fail to qualify as a REIT), including, without limitation, a change in the capital structure of the Corporation.

“Ownership Limit” shall initially mean (i) with respect to the Common Stock, 9.8% of whichever is the more restrictive of (a) the total number, and (b) the value of the total number, of outstanding shares of Common Stock, and (ii) with respect to the Equity Stock, 9.8% of whichever is the more restrictive of (a) the total number, and (b) the value of the total number, of outstanding shares of Equity Stock. The Board of Directors may impose additional restrictions in the nature of an Ownership Limit as applicable to any separate class or series of Preferred Stock, as provided for under the terms established for such separate class or series.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 4(e) of this Article V.

“Person” shall mean an individual, corporation, partnership, limited liability company or partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Shares-in-Trust as defined below in Section 4 of this Article V, the purported beneficial transferee for whom the Purported Record Transferee would have Acquired shares of Equity Stock of the Corporation if such Transfer had been valid under Section 2(b) of this Article V.

“Purported Record Transferee” shall mean, with respect to any purported Transfer that results in Shares-in-Trust, the Person who would have been the record holder of the shares of Equity Stock of the Corporation if such Transfer had been valid under Section 2(b) of this Article V.

“REIT” shall mean a real estate investment trust under Section 856 et seq. of the Code.

“Restriction Termination Date” shall mean the first day after the Merger Effective Time on which the Corporation determines pursuant to Section 2(h) of this Article V that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Share Trust” shall mean any separate trust created pursuant to Section 4(a) of this Article V and administered in accordance with the terms of Section 4 of this Article V for the exclusive benefit of any Charitable Beneficiary.

“Shares-in-Trust” shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section 4(a) of this Article V.

“Share Trustee” shall mean the trustee of the Share Trust, which is selected by the Corporation but not affiliated with the Corporation or the Charitable Beneficiary, and any successor trustee appointed by the Corporation.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock or the right to vote or receive dividends on shares of Equity Stock (including, without limitation, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the right to vote or receive dividends on shares of Equity Stock or (ii) the sale, transfer, assignment or other disposition or grant of any Acquisition Rights or other securities or rights convertible into or exchangeable for shares of Equity Stock, or the right to vote or receive dividends on shares of Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

(b)                                 Ownership Limitation and Transfer Restrictions.

(i)                                     Except as provided in or by operation of Section 2(f) or 2(n) of this Article V, from and after the Merger Effective Time and prior to the Restriction Termination Date: (w) no Person shall have Beneficial Ownership of Common Stock or Equity Stock in excess of the Ownership Limit; (x) no Excepted Holder shall have Beneficial Ownership of Common Stock or Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder; (y) no Person shall Acquire shares of Equity Stock if, as a result of such action, the shares of Equity Stock would be beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution under the Code); and (z) no Person shall Acquire shares of Equity Stock or any interest therein if, as a result of such acquisition, the Corporation would be “closely held” within the meaning of Section 856 (h) of the Code, or would otherwise fail to qualify as a REIT, as the case may be.

(ii)                                  Any Transfer that would result in a violation of the restrictions in Section (b)(i) above, shall be void ab initio as to the purported Transfer of such number of shares of Common Stock or Equity Stock that would cause the violation of the applicable restriction in Section (b)(i) above, and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.

(c)                                  Automatic Transfer to Share Trust.

(i)                                     If, notwithstanding the other provisions contained in this Article V, at any time from and after the Merger Effective Time and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that, if effective, would result in any Person having Beneficial Ownership of Common Stock or Equity Stock in excess of the Ownership Limit (or, in the case of an Excepted Holder, ownership in excess of the Excepted Holder Limit as applicable to such Excepted Holder), then, except as otherwise provided in or by of operation of Section 2(f) of this Article V as to such Person, (x) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the shares of Common Stock or Equity Stock Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of shares of Common Stock or Equity Stock that would cause such Purported Record Transferee (and the Purported Beneficial Transferee, if different) to Beneficially Own shares of Common Stock or Equity Stock in excess of the Ownership Limit or Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), (y) such number of shares of Common Stock or Equity Stock in excess of the Ownership Limit or Excepted Holder Limit, as the case may be (rounded up to the nearest whole share), shall be designated Shares-in-Trust and, in accordance with the provisions of Section 4(a) of this Article V, transferred automatically and by operation of law to the Share Trust to be held in accordance with Section 4 of this Article V, and (z) such Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall submit such number of shares of Common Stock or Equity Stock to the Share Trust for registration in the name of the Share Trustee. Any Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding title to the shares Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of shares that would cause such person to own shares in excess of the Ownership Limit or Excepted Holder Limit, as the case may be. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(ii)                                  If, notwithstanding the other provisions contained in this Article V, at any time from and after the Merger Effective Time and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Equity Stock being Beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution under the Code), (ii) result in the Corporation being “closely held” within the meaning of Section 856 (h) of the Code, or (iii) cause the Corporation to otherwise fail to qualify as a REIT, as the case may be, then (x) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such Purported Record Transfer (and the Purported Beneficial Transferee, if different) would (A) result in the shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution under the Code), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or (C) otherwise cause the Corporation to fail to qualify as a REIT, as the case may be, then (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 4(a) of this Article V, transferred automatically and by operation of law to the Share Trust to be held in accordance with Section 4 of this Article V, and (z) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall submit such number of shares of Equity Stock to the Share Trust for registration in the name of the Share Trustee.

(iii)                               To the extent that, upon a purported Transfer or Non-Transfer Event, a violation of any restriction set forth in Section 2(b)(i) above would nonetheless be continuing (for example, where the ownership of Equity Stock by a single Share Trust would violate the restriction that the Equity Stock must be Beneficially Owned by 100 or more Persons), then shares of Equity Stock shall be transferred to that number of Share Trusts, each having a distinct Share Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Share Trust, such that there is no violation of any restriction set forth in Section 2(b)(i) .

(d)                                 Remedies for Breach.  If the Board of Directors of the Corporation or its designee shall at any time determine in good faith that a purported Transfer of Equity Stock has taken place in violation of Section 2(b) of this Article V, the Board of Directors of the Corporation or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer or acquisition on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition; provided, however, that any Transfer, attempted Transfer, acquisition or attempted acquisition in violation of Section 2(b)(i) of this Article V shall automatically result in the Transfer described in Section 2(c) of this Article V, irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 2(f) of this Article V.

(e)                                  Notice of Restricted Transfer; Stockholder Reporting.

(i)                                     Any Person who acquires or attempts to acquire Common Stock or Equity Stock in violation of Section 2(b) of this Article V, and any Person who is a Purported Record Transferee or a Purported Beneficial Transferee of shares of Common Stock or Equity Stock that are transferred to a Share Trust under Section 2(c) of this Article V, shall file an affidavit with the Corporation stating the number of shares of Common Stock or Equity Stock (i) owned directly, and (ii) Beneficially Owned.  The affidavit to be filed with the Corporation shall also set forth all information required to be reported in returns filed by such Person under Treasury Regulation §1.857-9 issued under the Code or similar provisions of any successor regulation, and in reports to be filed under Section 13(d), or any successor rule thereto, of the Exchange Act.  The affidavit, or any amendment thereto, shall be filed with the Corporation within ten (10) days after demand therefore and at least fifteen (15) days prior to any Transfer or attempted Transfer or Non-Transfer Event which, if consummated would cause the filing Person to hold a number of shares of Common Stock or Equity Stock in excess of the Ownership Limit.  Any Person filing such an affidavit shall further provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or such Non-Transfer Event on the Corporation’s status as a REIT.

(ii)                                  From and after the Merger Effective Time and prior to the Restriction Termination Date, every Beneficial Owner of more than 5%, in the case of the Corporation then having 2,000 or more stockholders of record, or 1%, in the case of the Corporation then having more than 200 but fewer than 2,000 stockholders of record, or 1/2%, in the case of the Corporation then having fewer than 200 stockholders of record, or such other percentage as may be provided from time to time in the pertinent income tax regulations promulgated under the Code, of the number or value of the outstanding Common Stock or Equity Stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of Common Stock and Equity Stock Beneficially Owned, and a description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit or Excepted Holder Limit as applicable to such Beneficial Owner.

(iii)                               From and after the Merger Effective Time and prior to the Restriction Termination Date, each Person who is a Beneficial Owner of Equity Stock of the Corporation and each Person (including the stockholder of record) who is holding Equity Stock of the Corporation for a Beneficial Owner shall provide to the Corporation such information as the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance and to ensure compliance with the Ownership Limit or Excepted Holder Limit as applicable to such Beneficial Owner.

(f)                                    Exceptions.

(i)                                     The Board of Directors may, but in no case shall the Board of Directors be required to, waive, in whole or in part, application of the Ownership Limit or Excepted Holder Limit to a Person otherwise subject to such limit and/or establish, in lieu of the Ownership Limit or Excepted Holder Limit, or any portion or aspect thereof, then applicable to such Person, an Excepted Holder Limit (or a new Excepted Holder Limit) as applicable to the ownership, beneficial or otherwise, of Common Stock and/or Equity Stock by such Person, if it concludes that the ownership of Common Stock and/or Equity Stock by such Person will not (A) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (B) result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution under the Code), or (C) otherwise cause the Corporation to fail to qualify as a REIT under the Code; provided, however, that (i) the Board of Directors obtains from such Person such representations and undertakings, if any, as the Board of Directors may in its sole discretion require (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person), and (ii) such Person agrees in writing that any violation or attempted violation of any such or any other limitations as the Board of Directors may establish for such Person, or such other restrictions as the Board of Directors may in its sole discretion impose with respect to such Person at the time of granting such waiver or exception, will result in transfer to the Share Trust of Common Stock or Equity Stock pursuant to Section 2(c) of this Article V. In making any determination to waive application of the Ownership Limit or Excepted Holder Limit or to establish an Excepted Holder Limit (or a new Excepted Holder Limit) for any Person, the Board of Directors, in its sole and absolute discretion, may, but shall not be required to, receive either a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors that concludes that the ownership of Equity Stock by such Person will not (A) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (B) result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution under the Code), or (C) otherwise cause the Corporation to fail to qualify as a REIT under the Code. Unless and until the Board of Directors waives the application of the Ownership Limit or Excepted Holder Limit as applicable to any Person (or even thereafter insofar as such waiver did not or does not operate to relieve some restrictive portion or aspect of the Ownership Limit or Excepted Holder Limit as applicable to such Person), the Ownership Limit and/or Excepted Holder Limit, as applicable, shall apply to such Person, notwithstanding the fact that if such Person were otherwise to Acquire Equity Stock in excess of the Ownership Limit or Excepted Holder Limit, as applicable, such Acquisition would not adversely affect the Corporation’s qualification as a REIT under the Code.

(ii)                                  If the Board of Directors makes a determination to waive the Ownership Limit or Excepted Holder Limit, or to establish an Excepted Holder Limit (or a new Excepted Holder Limit) as applicable to any Person, the Board of Directors may revoke the waiver, or reduce the Excepted Holder Limit applicable to an Excepted Holder, only (a) with the written consent of such Person at any time, or (b) pursuant to the terms and conditions of the representations and undertakings, if any, entered into with such Person in connection with the granting of the waiver or the establishment of the Excepted Holder Limit for such Person. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section 2(f)(ii) is intended to limit or modify the restrictions on ownership contained in Section 2(b) hereof and the authority of the Board of Directors under this Section 2(f).

(iii)                               An underwriter which participates in a public offering or a private placement of Common Stock or Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own shares of Common Stock or Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(g)                                 Legend.  Each certificate for shares of Equity Stock shall bear substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SIGNIFICANT RESTRICTIONS ON OWNERSHIP AND TRANSFER. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE ARTICLES OF INCORPORATION OF THE CORPORATION, NO PERSON MAY BENEFICIALLY OWN (I) SHARES OF COMMON STOCK OF THE CORPORATION IN EXCESS OF [          %] OF THE MORE RESTRICTIVE OF THE TOTAL NUMBER OR VALUE OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION, (II) SHARES OF EQUITY STOCK OF THE CORPORATION IN EXCESS OF [          %] OF THE MORE RESTRICTIVE OF THE TOTAL NUMBER OR VALUE OF THE OUTSTANDING SHARES OF EQUITY STOCK OF THE CORPORATION, (III) SHARES OF THE CORPORATION’S EQUITY STOCK IF SUCH ACQUISITION WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (IV) SHARES OF THE CORPORATION’S EQUITY STOCK IF SUCH ACQUISITION WOULD RESULT IN THE EQUITY STOCK BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION UNDER THE CODE), (V) SHARES OF THE CORPORATION’S COMMON STOCK OR EQUITY STOCK IF SUCH ACQUISITION WOULD CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST UNDER THE CODE, OR (VI) SHARES OF THE CORPORATION’S COMMON STOCK OR EQUITY STOCK IN VIOLATION OF ANY OF THE FURTHER RESTRICTIONS SET FORTH IN THE CORPORATION’S ARTICLES OF INCORPORATION.  ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN SHARES OF THE CORPORATION’S COMMON STOCK OR EQUITY STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN

WRITING. IF AN ATTEMPT IS MADE TO VIOLATE OR THERE IS A VIOLATION OF THESE RESTRICTIONS, (A) ANY PURPORTED TRANSFER WILL BE VOID AB INITIO AND WILL NOT BE RECOGNIZED BY THE CORPORATION AND (B) THE SHARES OF THE CORPORATION’S COMMON STOCK OR EQUITY STOCK IN VIOLATION OF THESE RESTRICTIONS, WHETHER AS A RESULT OF A TRANSFER OR NON-TRANSFER EVENT, WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A SHARE TRUST AND SHALL BE DESIGNATED SHARES-IN-TRUST. ALL TERMS USED IN THIS LEGEND AND DEFINED IN THE CORPORATION’S ARTICLES OF INCORPORATION HAVE THE MEANINGS PROVIDED IN THE CORPORATION’S ARTICLES OF INCORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.”

(h)                                 REIT Qualification.  From and after the Merger Effective Time, but subject to the second sentence immediately following below, the Board of Directors shall use commercially reasonable efforts to cause the Corporation and its stockholders to qualify for United States federal income tax treatment as a REIT in accordance with the provisions of the Code applicable to a REIT and shall not take any action that could adversely affect the ability of the Corporation to qualify as a REIT. In furtherance of the foregoing, but subject to the sentence immediately following below, the Board of Directors shall use commercially reasonable efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT. Notwithstanding the foregoing and anything otherwise contained herein to the contrary, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may authorize the termination of, and the Corporation may take any and all actions necessary to terminate, the Corporation’s REIT election pursuant to Section 856(g) of the Code.

(i)                                     Remedies Not Limited.  Subject to Section 9 of this Article V, nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(j)                                     Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article V, including any definition contained in Section 2(a) hereof, the Board of Directors shall have the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it.  In the event this Article V requires an action by the Board of Directors and the Articles of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article V.

(k)                                  Severability.  If any provision of this Article V or any application of any such provision is determined to be invalid by a federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l)                                     Authorization.  The Corporation and the Board of Directors is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

(m)                               Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(n)                                 Modification of Ownership Limit.  The Board of Directors may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this Article V is no longer required for REIT qualification or that, based upon current law, such restriction or limitation may be modified.

Section 3.                                          Common Stock.  Subject to the provisions of Sections 2, 4 and 5 of this Article V, the Common Stock shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.

(a)                                  Voting Rights.  Except as may otherwise be required by law, each holder of shares of Common Stock shall have one vote in respect of each share of Common Stock on all actions to be taken by the holders of Common Stock of the Corporation and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(b)                                 Dividend Rights.  Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable, and the holders of the Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share-for-share basis.

(c)                                  Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of Equity Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up on the Corporation are entitled, together with the holders of any other class of Equity Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

Section 4.                                          Shares-in-Trust.

(a)                                  Share Trust.  Any shares of Equity Stock transferred to a Share Trust and designated Shares-in-Trust pursuant to Section 2(c) of this Article V shall be held for the exclusive benefit of the Charitable Beneficiary.  The Corporation shall name a Charitable Beneficiary and Share Trustee of each Share Trust within five (5) days after discovery of the existence thereof.  Any transfer to a Share Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 2(c) of this Article V shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Share Trust.  Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series.  When transferred to the Permitted Transferee in accordance with the provisions of Section 4(c) hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(b)                                 Dividend Rights.  The Share Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Charitable Beneficiary.  The Purported Record Transferee (or the Purported Beneficial Transferee, if applicable) with respect to Shares-in-Trust shall repay to the Share Trustee the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated as Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust.  The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee (or Purported Beneficial Transferee, if applicable), including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned by the Person who, but for the provisions of Section 2(c) of this Article V, would Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Share Trustee for the benefit of the Charitable Beneficiary the dividends so received or withheld, as the case may be.

(c)                                  Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of (other than a dividend), the Corporation, each Share Trustee of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation that is available for distribution to the holders of such class and series of Equity Stock.  The Share Trustee shall distribute to the Purported Record Transferee the amounts received upon such liquidation, dissolution, winding up, or distribution; provided, however, that the Purported Record Transferee shall not be entitled to receive amounts pursuant to this Section 4(c) in excess of, in the case of a purported Transfer in which the Purported Record Transferee gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Purported Record Transferee paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Purported Record Transferee did not give value for such share (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer.  Any remaining amount in such Share Trust shall be distributed to the Charitable Beneficiary.

(d)                                 Voting Rights.  The Share Trustee shall be entitled to vote all Shares-in-Trust.  Any vote by a Purported Record Transferee as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Purported Record Transferee shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that result in the transfer to the Share Trust of shares of Equity Stock under Section 2(c) hereof, an irrevocable proxy to the Share Trustee to vote the Shares-in-Trust in the manner in which the Share Trustee, in its sole and absolute discretion, desires.

(e)                                  Designation of Permitted Transferee.  The Shares Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust.  In an orderly fashion so as not materially and adversely to affect the Market Price of the Shares-in-Trust, the Shares Trustee shall designate any Person as Permitted Transferee; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale), at a price as set forth in Section 4(g) of this Article V, the Shares-in-Trust, and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Share Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section 2(c) of this Article V.  Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section 4(e), the Share Trustee of a Share Trust shall (w) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (x) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (y) cause the Shares-in-Trust to be cancelled, and (z) distribute to the Charitable Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Purported Record Transferee pursuant to Section 4(f) of this Article V.

(f)                                    Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust.  Any Purported Record Transferee shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 4(c) of this Article V) to receive from the Share Trustee upon the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (x) a purported Transfer in which the Purported Record Transferee (or the Purported Beneficial Transferee, if applicable) gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Purported Record Transferee (or the Purported Beneficial Transferee, if applicable) paid for the shares of Equity Stock, or (z) a Non-Transfer Event or Transfer in which the Purported Record Transferee (or the Purported Beneficial Transferee, if applicable) did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Share Trustee of the Share Trust from the sale or other disposition of such Shares-in-Trust in accordance with Section 4(e) or (g) of this Article V.  Any amounts received by the Share Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Purported Record Transferee pursuant to this Section 4(f) shall be distributed to the Charitable Beneficiary in accordance with the provisions of Section 4(e) of this Article V.  Each Charitable Beneficiary and Purported Record Transferee

(and Purported Beneficial Transferee, if different) waives any and all claims that each may have against the Share Trustee and the Share Trust arising out of the disposition of the Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 4 by, such Share Trustee or the Corporation.

(g)                                 Purchase Rights in Shares-in-Trust.  Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (y) the date the Corporation determines in good faith that a transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 2(e) of this Article V.

(h)                                 Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

(i)                                     Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 5.                                          Preferred Stock. The Preferred Stock may be issued from time to time in one or more series as authorized by the Board of Directors. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of, or otherwise relating to or establishing, any wholly unissued series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation: (i) the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or series of stock of the Corporation; (ii) whether such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; (iii) the voting rights, if any, to be provided for shares of such series; (iv) the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (v) the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for other shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; (vi) the redemption rights (including sinking fund provisions), if any, for shares of such series; and (vii) such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issuance of shares of that series and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not to decrease such number below the number of shares of such series then outstanding. In case the number of shares of any class shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Notwithstanding any other provision hereof to the contrary, the holders of each class or series of Preferred Stock will share ratably in any dividends with respect to such class or series in proportion to the number of shares held by such holders respectively, on a share-by-share basis.

Section 6.                                          Classification and Reclassification of Equity Stock.

(a)                                  Subject to the foregoing provisions of Article V hereof, the power of the Board of Directors to classify and reclassify any of the unissued shares of Equity Stock shall include, without limitation, subject to the provisions of the Articles of Incorporation, authority to classify or reclassify any unissued shares of such stock into shares of Common Stock or Preferred Stock or any class or series of Preferred Stock, or shares of preference stock, special stock or other stock, by determining, fixing or altering one or more of the following:

(i)                                     the distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into Common Stock or any other class or series shall become part of the authorized Equity Stock and be subject to classification and reclassification as provided in this Section.

(ii)                                  whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(iii)                               whether or not shares of such class or series shall have voting rights and, if so, the terms of such voting rights.

(iv)                              whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(v)                                 whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether or not there shall be any sinking fund or purchase account in respect thereof and, if so, the terms thereof.

(vi)                              the rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of, the assets of the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii)                           whether or not there shall be any limitations applicable, while shares of such class are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of monies for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section, and, if so, the terms and conditions thereof.

(viii)                        any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Articles of Incorporation of the Corporation.

(b)                                 For the purposes hereof and of any articles supplementary to the Articles of Incorporation providing for the classification or reclassification of any shares of Equity Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

(i)                                     prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(ii)                                  on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such other class or series, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(iii)                               junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

Section 7.                                          Articles of Incorporation and Bylaws.  All persons who shall Acquire shares of Equity Stock of the Corporation shall Acquire such shares subject to the provisions of the Articles of Incorporation and Bylaws.

Section 8.                                          Settlement of Stock Exchange and National Market Transactions.  Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.

Section 9.                                          Vote Required.  Except as specifically required in Section 4 of Article VI of the Articles of Incorporation, notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action on a matter (including a merger, consolidation, transfer of assets, share exchange or an amendment to the Articles of Incorporation), such action shall be valid and effective if taken or approved by the affirmative vote of at least a majority of all votes entitled to be cast by the stockholders on the matter.

ARTICLE VI.

THE BOARD OF DIRECTORS

Section 1.                                          Number and Qualification of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors which may exercise all of the powers of the Corporation except those conferred on, or reserved for, the stockholders hereunder, under the Corporation’s Bylaws or by law. The number of directors of the Corporation is currently eight (8) which number may be increased or decreased pursuant to the Bylaws of the Corporation, but in no event shall be less than the minimum number required by the general laws of the State of Maryland. A director need not be a stockholder of the Corporation.

Section 2.                                          Classified Board.

(a)                                  The Board of Directors of the Corporation shall be classified, with respect to the terms for which the directors severally hold office, into three classes (each, a “Class”), each of which shall be, as nearly as possible, of equal size.

(b)                                 The directors of the Corporation (the “Current Directors”) shall be the following individuals, who shall be classified into three Classes as follows:

Director	Class
Doug W. Naidus	Class I
Fred A. Assenheimer	Class I
William L. Collins	Class III
Michael N. Garin	Class III
Michael J. Marocco	Class I
Nancy McKinstry	Class II
Mark C. Pappas	Class II
Timothy Schantz	Class III

Each Current Director in Class II shall serve for a term expiring on the date of the next succeeding annual meeting of stockholders, each Current Director in Class III shall serve for a term expiring on the date of the second succeeding annual meeting of stockholders, and each Current Director in Class I shall serve for a term expiring on the date of the third succeeding annual meeting of stockholders. Subject to the rights of holders of, or the terms applicable to, any class or series of Preferred Stock, at each annual meeting of stockholders, the successors to the class of directors whose term expires at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified.

Section 3.                                          Quorum.  The presence of a majority of the total number of directors shall constitute a quorum for the transaction of business and, except as otherwise provided herein or by applicable law, the vote of a majority of such quorum shall be required for the Board of Directors to act.

Section 4.                                          Removal of Directors.  Subject to the rights of holders of any class or series of Preferred Stock to remove directors, any director may be removed only for cause and only upon the affirmative vote of the stockholders holding not less than two-thirds (66.67%) of all the votes entitled to be cast generally for the election of directors.

Section 5.                                          Filling Vacancies.  Except as may be otherwise provided for or fixed pursuant to the provisions of Article V hereof with respect to the rights of holders of Preferred Stock to elect directors, a vacancy on the Board of Directors that occurs or is created (whether arising through death, retirement, resignation or removal or through an increase in the number of authorized directors), may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, or by its sole director. A director so elected to fill a vacancy shall serve until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified (so long as such director remains qualified). A director elected by the stockholders to fill a vacancy resulting from the removal of a director shall serve for the remainder of the term of the director so removed.  When a vacancy is created as a result of the resignation of a director from the Board of Directors, which resignation is not effective until a future date, such director shall not have the power to vote to fill such vacancy.

Section 6.                                          No Cumulative Voting.  Stockholders shall not be entitled to cumulative voting rights with respect to the election of directors.

Section 7.                                          Reserved Powers of the Board of Directors.  The enumeration and definition of particular powers of the Board of Directors included in the foregoing provisions of this Article VI or the provisions of Article VII hereof shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Corporation’s Articles of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.

ARTICLE VII.

PROVISIONS FOR DEFINING, LIMITING AND REGULATING
CERTAIN POWERS OF THE CORPORATION AND OF THE
STOCKHOLDERS AND DIRECTORS

The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

Section 1.                                          Board Authorization of Share Issuances.  The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of any class or series of Equity Stock, whether now or hereafter authorized, or securities convertible into any class or series of Equity Stock, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

Section 2.                                          No Preemptive Rights.  Except as provided by the Board of Directors in authorizing the issuance of Preferred Stock pursuant to Section 5 of Article V, no holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe to or purchase (i) any shares of Equity Stock of the Corporation, (ii) any warrants, rights, or options to purchase any such shares, or (iii) any other securities of the Corporation or obligations convertible into any shares of Equity Stock of the Corporation or such other securities or into warrants, rights or options to purchase any such shares or other securities of the Corporation.

Section 3.                                          Powers of the Board of Directors.  The Board of Directors of the Corporation shall, consistent with applicable law, have the power in its sole discretion: to determine from time to time, in accordance with sound accounting practice or other reasonable valuation methods, what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefore, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws of the Corporation, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

Section 4.                                          Related Party Transactions. Without limiting any other procedures available by law, set forth in the Bylaws or otherwise established by the Corporation, the Board of Directors may authorize any agreement or transaction with any Person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party (an “Interested Officer/Director”), and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if: (i) the existence is disclosed or known to the Board of Directors, and the contract or transaction is authorized, approved or ratified by the affirmative vote of a majority of the directors, excluding the Interested Officers/Directors; or (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes entitled to be cast by the stockholders, other than the votes of the shares held of record by the Interested Officers/Directors; or (iii) the contract or transaction is fair and reasonable to the Corporation. Any Interested Officer/Director of the Corporation or the stock owned by them or by a corporation, association, company, trust, partnership (limited or general) or other organization in which an Interested Officer/Director may have an interest, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

Section 5.                                          Non-applicability of the Maryland General Corporation Law to Certain Business Combinations.  The provisions of Title 3, Subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any business combination by the Corporation and any present or future affiliates thereof.  This Section 5 may be altered, repealed in whole or in part, at any time, provided that such repeal shall not affect any business combinations that have been consummated or are subject to an existing agreement entered into prior to such alteration or repeal.

ARTICLE VIII.

INDEMNIFICATION
AND LIMITATION OF LIABILITY

Section 1.                                          Indemnification.

(a)                                  Indemnification of Agents.  The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or such director or officer is or was serving at the request of the Corporation as a director, officer, agent, trustee, partner or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The Corporation shall indemnify other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. Any repeal or modification of this Section 1(a) by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.

(b)                                 Insurance.  The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c)                                  Indemnification Non-Exclusive.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such persons official capacity and as to action in another capacity while holding such office.

Section 2.                                          Limitation of Liability.  To the fullest extent permitted by statutory or decisional law of the State of Maryland, as amended or interpreted from time to time, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders, or any of them, for money damages. No amendment of the Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

ARTICLE IX.

AMENDMENTS

Section 1.                                          Right to Amend Articles of Incorporation.  The Corporation reserves the right from time to time to make any amendments to the Articles of Incorporation which may now or hereafter be authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the  Articles of Incorporation, of any of its outstanding stock. All rights and powers conferred by the Articles of Incorporation on stockholders, directors and officers are granted subject to this reservation.

Section 2.                                          Board Amendment of the Articles of Incorporation.  Pursuant to Section 2-105(a)(12) of the Maryland General Corporation Law, the Board of Directors, with the approval of a majority of the entire Board of Directors, may amend the Articles of Incorporation to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class that the Corporation has authority to issue.

ARTICLE X.

DURATION OF CORPORATION

The duration of the Corporation shall be perpetual.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 shares of Common Stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $10.00. The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Articles of Incorporation is 175,000,000 shares of capital stock, consisting of 125,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock is $1,750,000.

THIRD: The amendment to and restatement of the Articles of Incorporation as hereinabove set forth has been duly advised by the Board of Directors of the Corporation and approved by the sole stockholder of the Corporation as required by law.

FOURTH: The current address of principal office of the Corporation in the State of Maryland is as set forth in Article IV of foregoing amendment and restatement of Articles of Incorporation.

FIFTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the Articles of Incorporation.

SIXTH: The undersigned Chairman and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this          day of                 , 2004.

By:
				Name:	Doug W. Naidus
				Title:	President and Chief Executive Officer

ATTEST:

By:
	Name:	John R. Cuti
	Title:	General Counsel and Corporate Secretary